Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-53726, 333-02948, 333-57965, 333-37168, 333-106062 and 333-106064 on Form S-8, 333-65555, 333-66943, and 333-122084 on Form S-3, and 333-31618 on Form S-4, of our report dated March 13, 2009, relating to financial statements and financial statement schedule of Caraustar Industries, Inc. and subsidiaries (the “Company”), (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and included an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern and the Company’s adoption on January 1, 2007 of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 13, 2009